[Slide 1]


                     [Cover of slides available to persons
                      attending the slide presentations.]


                             NEWMONT GOLD COMPANY


                      Carlin Presentations and Mine Tour
                                March 5-6, 1997


This presentation is neither an offer to sell nor a solicitation of an offer to buy securities of any of the companies to which this presentation relates. Statements contained in this presentation which are not historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are described in filings made with the Securities and Exchange Commission by the companies to which this presentation relates.

                                   [Slide 2]


          [Map of World highlighting Newmont Mining's locations in Nevada, Peru, Indonesia and Uzbekistan.]

Dave Francisco
Vice President, International Operations
March 5, 1997

                                   [Slide 3]


Newmont


Zarafshan - Newmont, Uzbekistan


[Map of Uzbekistan region indicating location of Zarafshan.]

                                   [Slide 4]


Newmont


Zarafshan - Newmont, Uzbekistan (100%)


[Bar graph indicating production in thousands of ounces per quarter and per year as follows:


1Q96                     51

2Q96                     84

3Q96                     90

4Q96                    100

1996                    326

1997E                   400+]

                                   [Slide 5]


Newmont


Zarafshan - Newmont, Uzbekistan


[Picture of certain Zarafshan - Newmont facilities.]

                                   [Slide 6]


Newmont


Zarafshan - Newmont, Uzbekistan

[Bar graph indicating total cash cost per ounce per quarter and per year as follows:


1Q96                $223

2Q96                $200

3Q96                $242

4Q96                $233

1996                $225

1997E               [Arrow extending from 1996 cost
                    in a downward direction.]]

                                   [Slide 7]


Newmont


Zarafshan - Newmont, Uzbekistan


[Picture of certain Zarafshan - Newmont facilities.]

                                   [Slide 8]


Newmont


-    40% NEM

-    Mineral inventory:  28.1 MM tonnes @ 9 gpt
                         (Soviet C1 + C2 classification)



[Map of Uzbekistan region indicating location of Zarafshan and area of exploration joint venture.]

                                   [Slide 9]


Newmont

Minahasa Raya, Indonesia

[Map of Indonesia indicating location of Minahasa.]

                                  [Slide 10]


Newmont


Minahasa Raya, Indonesia (100%)


[Bar graph indicating production (in thousands of ounces) per quarter and per year as follows:


2Q96                     27

3Q96                     49

4Q96                     37

1996                    113

1997E                   150+]


              Production

[Bar graph indicating total cash cost per ounce per quarter and per year as follows:


2nd quarter 1996         $205

3rd quarter 1996         $208

4th quarter 1996         $257

1996                     $224

1997E [Arrow extending from 1996 cost in a downward direction.]]

              Total Cash Cost per Ounce

                                  [Slide 11]


Newmont


Minahasa Raya, Indonesia


[Picture of mesel pit at Minahasa location.]

                                  [Slide 12]


Newmont


Minahasa Raya, Indonesia


[Picture of Minahasa location, including process facility.]

                                  [Slide 13]


Newmont


Batu Hijau, Indonesia


[Map of Indonesia indicating location of Batu Hijau.]

                                  [Slide 14]


Newmont


Batu Hijau, Indonesia

[Picture of Batu Hijau.]

                                  [Slide 15]


Newmont


Batu Hijau, Indonesia


-    Reserves: 12.1 million ounces of gold
               10.6 billion pounds of copper

- $1.6 billion capital cost. Total cost $1.9 billion, including capitalized interest and working capital

-    Joint Venture Agreement signed
       -  45% Newmont, 35% Sumitomo, 20% Indonesian partner

-    Copper concentrate marketing & project financing well advanced

-    Goal to begin production end of 1999

                                  [Slide 16]


Newmont


Batu Hijau Production Profile


-    20 year mine life - 2/3 value copper

- Milling - 120,000 tonnes per day - potential to increase to 160,000 tonnes per day in year 7

-    Copper grade 0.53% - recovery rate 90+%
          - Production 245,000 tonnes/year

-    Gold grade 0.012 opt - recovery rate 80+%
          - Production   375,000 ounces in first 5 years
                         550,000 ounces over mine life

-    Total cash operating cost - under $0.50/lb. in first 5 years under $0.40/lb. over mine life

                                  [Slide 17]



Minera Yanacocha


     [Picture of open pit mine at Yanacocha location.]



                              Tom Conway
                              General Manager
                              March 5, 1997

                                  [Slide 18]



Minera Yanacocha = Growth Story


     [Picture of open pit mine at Yanacocha location.]


                  1992 [Arrow extending towards right.] 1996
                      Five years of unprecedented growth

                                  [Slide 19]



Minera Yanacocha
First Year:  1992


[Bar graph indicating reserves of 1.28 million ounces.]

                       Reserves

               -    Focus:  developing the mine
               -    Carachugo project started in July

                                  [Slide 20]



Minera Yanacocha
Second Year:  1993


[Bar graph indicating reserves     [Bar graph indicating pro-
(in millions of                    duction (in thousands of
ounces) as follows:                ounces) as follows:


1992      1.28                     1992       0
1993      3.78]                    1993       81]

     Reserves                       Production

[Bar graph indicating total
cost per ounce as follows:


1992      $0
1993      $149]

Total Costs per Ounce

-    Focus:  building reserves
-    Carachugo project completed in July
-    Tonnage moved:  3.4 million DMT

                                  [Slide 21]



Minera Yanacocha
Third Year:  1994


[Bar graph indicating reserves     [Bar graph indicating pro-
(in millions of                    duction (in thousands of
ounces) as follows:                ounces) as follows:


1992      1.28                     1992       0
1993      3.78                     1993       81
1994      3.97]                    1994       305]

   Reserves                          Production

[Bar graph indicating total
cost per ounce as follows:


1992      $0
1993      $149
1994      $135]

Total Cost per Ounce

-    Focus:  increasing production
-    Maqui Maqui project completed in October
-    Tonnage moved:  12.3 million DMT

                                  [Slide 22]



Minera Yanacocha
Fourth Year:  1995


[Bar graph indicating reserves   [Bar graph indicating pro-
(in millions of                  duction (in thousands of
ounces) as follows:              ounces) as follows:


1992      1.28                   1992       0
1993      3.78                   1993       81
1994      3.97                   1994       305
1995      4.91]                  1995       552]

   Reserves                        Production


[Bar graph indicating total
cost per ounce as follows:


1992      $0
1993      $149
1994      $135
1995      $119]

Total Cost per Ounce


-    Focus:  optimizing operation
-    Carachugo and Maqui Maqui expansion completed
-    Tonnage moved:  22.2 million DMT

                                  [Slide 23]



Minera Yanacocha
Fifth Year:  1996


[Bar graph indicating reserves   [Bar graph indicating pro-
(in millions of                  duction (in thousands of
ounces) as follows:              ounces) as follows:


1992      1.28                   1992       0
1993      3.78                   1993       81
1994      3.97                   1994       305
1995      4.91                   1995       552
1996      6.12]                  1996       811]

   Reserves                         Production


[Bar graph indicating total
cost per ounce as follows:


1992      $0
1993      $149
1994      $135
1995      $119
1996      $107]

Total Cost per Ounce


-    Focus:  extending beyond initial exploration targets
-    San Jose mine started producing, using Carachugo leach pad and plant
-    Tonnage moved:  27.7 million DMT
-    Mineralized material 217 million tons @ 0.024 opt

                                  [Slide 24]



Minera Yanacocha . . .

               Our Vision Today

[Picture of geologist surveying certain area of Yanacocha location.]

                                  [Slide 25]


Newmont
Minera Yanacocha
Existing Operations

[Map indicating the following: Pampa Large Area and location of leach pad and recovery plant and admin.; Maqui Maqui Area and location of sur pit, dump, leach pad and process ponds; Carachugo Area and location of dumps and pits; San Jose Area and location of pit and dump.]

                                  [Slide 26]

Minera Yanacocha
1997 Expansion

     -    Carachugo leach pad [upward arrow] to 44 mm DMT

     -    Maqui Maqui leach pad [upward arrow] to 50 mm DMT

     - Optimizing Merrill-Crowe plant [upward arrow] to approximately 700 cubic meters per hour

     -    Cerro Yanacocha Norte
          -    New leach pad: 43 million DMT initial capacity
          - New Merrill-Crowe plant: 500 cubic meters per hour initial capacity

                                  [Slide 27]

Newmont
Minera Yanacocha
Future and Existing Operations

[Map indicating the following: Yanacocha Area and location of recovery plant, leach pad, dump, Norte pit, Sur pit, Sur dump and Encajon pit; Pampa Large Area and location of leach pad, recovery plant and admin. and dump; Maqui Maqui Area and location of Norte pit, Sur pit, dump, leach pad and process ponds; Carachugo Area and location of dump and pits; San Jose Area and location of pit and dump.]

                                  [Slide 28]

Minera Yanacocha
1997 Outlook

     -    Production increases 5% to 850,000 ounces
          - Potential for further increase mid-year

     -    Total cash costs $120-$125/ounce

     -    Reserves + mineralized material...

                                  [Slide 29]

Minera Yanacocha
1996 Year-End Reserves and Mineralized Material
(millions of ounces)


Anomaly                  Reserves       Mineralized Material
                         (mm oz)        (mm tons)      (oz/ton)

Carachugo                1.3             14            0.019
San Jose Sur             1.5             -             -
Maqui Maqui Sur          1.5             -             -
Cerro Yanacocha Norte    1.3             -             -
Encajon                  0.5             -             -
Cerro Yanacocha
  Sur/Oeste               -             162            0.025
Other                     -              61            0.021

          Total          6.1            217            0.024

                                  [Slide 30]

Minera Yanacocha
Our Vision for the Future

[Map of Minera Yanacocha indicating locations of mines, announced resources, exploration prospects, new exploration prospects, district prospects, the limit of exposed alteration, the limit of mining claims and leach pads.]

                                  [Slide 31]

Minera Yanacocha
Minera Yanacocha: A Premier Gold Operation


     -    Production approaching 1,000,000 ounces
     -    Total cash cost stabilizing near $120/ounce
     -    Exceptional track record of project implementation
     -    Reserves that are growing and growing...

                                  [Slide 32]

[Picture of certain facilities at Carlin, Nevada location.]

          Tom Enos
          General Manager
          March 5, 1997

                                  [Slide 33]

Newmont
Carlin, Nevada:  Our Foundation
   -   60% of total reserves
   -   Total Investment $1.7 Billion
   -   Production:  1.7 million ounces in 1996
                    1.8 million ounces in 1997
                    1.9 million ounces in 1998 - 1999

[Map of United States indicating location of Carlin, Nevada.]

                                  [Slide 34]

Newmont
Carlin Production Trends - Managing Transition

-  Expanding underground production

-  Increasing refractory ore processing

-  Reducing costs

                      Mine Source

[Bar Graph Indicating Mine Source per year as follows:

              Open Pit     Underground      Total

 1991           1577            0            1577

 1992           1599            0            1599

 1993           1674            0            1674
 1994           1538            17           1555

 1995           1512           123           1635
 1996           1425           250           1675

 1997E          1500           300          1800]


                      Production Method

[Bar Graph indicating Production Method per year as follows:


           Oxide   Oxide    Roaster  Bioleach    Total
           Mill    Leach

 1991      1143     433        0         0       1576
 1992      1033     566        0         0       1599

 1993      1063     611        0         0       1674

 1994      856      654       45         0       1555
 1995      634      642       354        5       1635

 1996      650      455       550       20       1675
 1997E     640      400       725       35       1800]

                            Total Cash Costs/Ounce

[Bar Graph indicating Total Cash Costs per Ounce for first and second half of 1996 and 1997 as follows:

   1H96                       $252
   2H96                       $236
   1H97E                      $225
   2H97E                      $205]

                                  [Slide 35]

Newmont
Carlin, Nevada

4 underground mines
[Picture of operations in underground mine.]







                      [Aerial picture of open pit mine.]


                               11 open pit mines

                                  [Slide 36]

Newmont
Refractory Ore Treatment Plant


[Picture of refractory ore treatment plant.]

                                  [Slide 37]

Newmont
Roaster

[Bar graph indicating tons per operating days as follows:

1Q96   7374
2Q96   8671
3Q96   9188
4Q96   8716]

                   Tons per Operating Day

[Bar graph indicating ounces produced (in thousands) as follows:

1Q96    94.5
2Q96   125.5
3Q96   175
4Q96   145]

                      Ounces Produced

                                  [Slide 38]

Newmont
Carlin:  Managing the Transition


Oxide  [Arrow extending downward.]
Refractory  [Arrow extending upward.]

                                  [Slide 39]

Newmont
Refractory Leach:  Patented Process to Treat Low-Grade Ores

   -   Construction of 8 million ton pad underway
   -   Capex = $96 million

[Picture of bioleach pad.]

                                  [Slide 40]

Newmont
Carlin

   -   Favorable production and cost outlook
   -   Optimizing productivity
   -   Bright and profitable future

                                  [Slide 41]

[Picture of open pit mine at Carlin, Nevada location.]

                              Dave Groves
                              Regional Exploration Manager
                              March 6, 1997

                                  [Slide 42]

                                   Carlin Trend
                                   Nevada

                                   1996 Ounce Additions

[Topographical map of Carlin Trend indicating location of mines, deposits and joint ventures of Newmont, Barrick and others (as therein noted).]

                                  [Slide 43]


                             CARLIN TREND, NEVADA

                      1996 Underground Reserve Additions
                              (Net of Depletion)


Deposit                            Ounces

West Leeville/Four Corners         1,955,000

Deep Star                            433,000

Carlin Underground                   190,000

Rain                                  45,000

               Total               2,623,000

                                  [Slide 44]

Newmont
West Leeville
    &
Four Corners

1996 Reserves

[Map of Four Corners, indicating 1995 Shape and 1996 Reserve Shape (752,000 tons @ 0.400 oz/st 300,600 oz. gold), and West Leeville, indicating 1995 Shape (5,780,718 tons @ 0.430 oz/st) and 1996 Reserve Shape (6,812,000 tons @ 0.419 oz/st 2,851,700 oz. gold).  Map also indicates 1996 drilling locations.]

                                  [Slide 45]


Newmont
Deepstar

[Map of Deepstar Mine indicating 1993 Reserve (849,000 tons @ 0.929 oz/st 788,720 ounces gold) and 1996 Reserve Total (1,393,923 tons @ 0.876 oz/st 1,221,117 ounces gold).]

                                  [Slide 46]

Newmont
Carlin Underground


[Map of Carlin Trend indicating location of Carlin Main, Hardie Footwell, Carlin East and Carlin West locations. Map also indicates 1996 Mineralized Material of 581,000 tons @ 0.354 oz/ton and 1996 Reserve of 1,479,985 tons @
0.400 oz/ton for 592,660 ounces. The map also attributed 1996 Mineralized Material of 326,000 tons @ 0.304 oz/ton to the Newmont/Barrick HD Venture.]

                                  [Slide 47]

Newmont

[Map of Rain Underground Mine indicating original mine plan, added mineralization and surface drilled mineral inventory.]


           1996
           ____

Reserves       331,000 Tons
               @ 0.226 oz/ton
               75,000 ounces

Mineralized
  Material     136,000 Tons
               @ 0.294 oz/ton

                                  [Slide 48]


Newmont
PETE DEPOSIT


[Map of Pete Deposit indicating 1995 Reserve and Mineralized Material (10,339,285 tons @ 0.032 oz/st) and 1996 Reserve and Mineralized Material (16,663,100 tons @ 0.056 oz/st). Map also indicates location of Peregrine and Fence deposits.]

                                  [Slide 49]


Newmont
NORTH POST/GOLDBUG

[Map of North Post/Goldbug location indicating 1994 Underground Mineralized Material (2,668,200 tons @ 0.307 oz/st) and 1996 Underground Mineralized Material (5,689,500 tons @ 0.288 oz/st).]

                                  [Slide 50]

NORTH LYNN PROJECT
1997 Exploration


[Map of North Lynn Project indicating location of 1994-1996 drill holes, proposed 1997 drill holes, major structures, magnetics - inferred structure and turf deposits of 20 GT (feet X oz/st) and 10 GT (feet X oz/st).]

                                  [Slide 51]


Northwest Rain/Tess Exploration


[Grid indicating progress and expected progress from 1992 through 1996 and beyond of underground drilling originating from the Rain Pit.]

                                  [Slide 52]


                                   LITTLE BOULDER BASIN
                                   Exploration Targets


[Map of certain areas of the Carlin Trend indicating location of granodiorite, deposits, major faults, 1997 target areas, Newmont Joint Venture areas, Barrick lands and proposed drill holes.]

                                  [Slide 53]


[Map of Nevada indicating location of certain Newmont and Santa Fe properties.]



                              Jim Mullin
                              Vice President, North
                               American Operations
                              March 6, 1997

                                  [Slide 54]


Newmont
Vision for Santa Fe +
Newmont
Joint Property & Facilities


-    Unparalleled combination:
     -    process facilities
     -    proprietary technologies
     -    combined reserves in Nevada = 39.4 mm oz.
     -    exploration and development potential

[Map of certain production areas of Newmont and Santa Fe in Nevada indicating location of process facilities (operating, planned or under construction, and decommissioned), Santa Fe Checkerboard mineral rights and Newmont property.]

                                  [Slide 55]

Newmont Gold Company

Newmont + Santa Fe:  Exploration Highlights

                              Jeff Huspeni
                              Director of Mine Geology

                                  [Slide 56]

Newmont
Santa Fe's Interesting Foreign Exploration

[Map of world indicating location of Kazakstan and Gurupi, Brazil.]

     Kazakstan (100%)
     -    Carlin-Style Gold Mineralization
     -    District-Scale Land Package
          (7.5 MM Acres)
     -    Test Numerous Targets in 1997

     Gurupi, Brazil (50%)
     -    1996 Mineralized Material Not in Reserves:
            35.4 MM Tons
            0.034 oz/ton (SFPG's Equity)
     -    Improved Geometry and Grade
     -    Upside Potential

                                  [Slide 57]

Newmont
Santa Fe's Interesting USA Exploration (Excluding Nevada)

[Map of western United States indicating location of Golden Eagle in Washington and Mesquite in California.]

     Golden Eagle (75%)
     -    1996 Mineralized Material Not in Reserve:
          9.1 MM Tons
          0.082 oz/ton (SFPG's Equity)
     -    Low S/No Carbon
     -    Refractory Leach Candidate
     -    Upside Potential

     Mesquite (100%)
     -    1996 Mineralized Material Not in Reserve
          110.1 MM Tons
          0.018 oz/ton
     -    Zapponi Zone:  Addition in 1996
     -    Gunnery Range 1/2 Sections Available Soon

                                  [Slide 58]

Newmont
Nevada Exploration Properties

Santa Fe:  1,500,000 acres    [Map of Nevada indicating location
Newmont:  500,000 acres  of certain Newmont and Santa Fe
                    properties.]

                                  [Slide 59]

Newmont
Nevada Gold Deposits
200+ MM oz of Gold

>5 M oz Gold Deposits

1.   Twin Creeks              [Map of Nevada highlighting deposits
2.   Getchell Mine            of greater than 20 M oz, between 5
3.   Comstock                 and 20 M oz, between 1 and 5 M oz
4.   Goldfield                and less than 1 M oz of gold.  Map
5.   Round Mountain Mine      also highlights North Central Nevada.]
6.   Pipeline
7.   Gold Quarry Mine
8.   Goldstrike Mine
9.   Jerritt Canyon Joint Venture

North Central Nevada
Area of Focus
(approx. 165 M/oz total)

                                  [Slide 60]

Newmont
North Central Nevada
Gold Trends

[Map of Nevada highlighting detailed area.]

[Map of North Central Nevada indicating gold trends (Production + Reserves + Resources), gold deposits and + 10 MM oz districts. Map indicates location of Carlin Trend (101 MM oz), Independence Trend (15 MM oz), Cortez-Pipeline-Battle Mtn Trend (+20 MM oz) and Twin Creeks-Lone Tree-Trenton Trend (+45 MM oz).]

                                  [Slide 61]

Newmont
                           The Exploration Pipeline
EARLY STAGE-------[Arrow extending towards "LATE STAGE".]--------LATE STAGE

[Arrow surrounds text extending towards "Production".]


                                              MINE GEOLOGY
 GENERATIVE      INTERMEDIATE   ADVANCED      & DEVELOPMENT   PRODUCTION

                                  [Slide 62]

Newmont
Exploration Areas/Folios

[Map of Nevada highlighting detailed area.]

[Map of Central Nevada indicating Priority 1 (0-3 yr.), Priority 2 (2-4 yr.) and Priority 3 (3-5 yr.) exploration areas; location of Carlin Trend (101 MM oz), Independence Trend (15 MM oz), Cortez-Pipeline-Battle Mtn. Trend (+20 MM
oz); Twin Creeks-Lane Tree-Trenton Trend (+45 MM oz) and Santa Fe Checkerboard Mineral Rights.]

                                  [Slide 63]

Newmont
Twin Creeks Development/Exploration Targets


[Map indicating pits, leach pads, mill facilities, development/exploration targets, Vista Vein, Zone 40 and Section 30.]

                                  [Slide 64]

Newmont
Lone Tree Cross Section 25600N

[Cross section diagram indicating locations and depth of siliceous rocks, carbonate rocks, intrusive rocks, overburden, Au mineralization and fault. Diagram also indicates location and depth of the Ultimate Pit, the Sequoia Fault and Wayne's Fault.]

                                  [Slide 65]

Newmont
Exploration:  Folio Format Compilation

 -    Scale                  -    Geophysical Data
        1:6,000 Mine Area           Aero Magnetics
        1:24,000 Regional           Radiometrics
 -    Topography                    Ground Magnetics
 -    Land Status                   Gravity
 -    Drill Hole Data               Interpretive
 -    Drill Hole             -    Geochemistry
      Stratigraphic Columns         Soil
 -    Factual Outcrop Data          Rock
        Lithology                   Stream Sediment
        Structure                   Interpretive
        Alteration           -    Mines/Mineral Occurrences
 -    Interpretive Geology

                                  [Slide 66]

Newmont
Carlin AOI Folios

     -  1:6,000 Mine Area Folios
        1:24,000 Regional Folios

[Diagram indicating Ivanhoe, North Tuscarora, Independence, North Pinon, Mary's Mountain, North Cortez, Shoshone, Sheep Creek and Carlin Trend (containing Post-Bootstrap, Spur, Lynn, South Lynn, Maggie Creek and Rain).]

                                  [Slide 67]

Newmont
North Central Nevada:
Exploration Areas of Interest


[Map of Nevada highlighting detailed area.]


[Map of North Central Nevada indicating location of Winnemucca AOI and Carlin Trend AOI. Map indicates Independence Trend (15 MM oz), Carlin Trend (101 MM oz), Cortez-Pipeline-Battle Mtn. Trend (+20 MM oz) and Twin Creeks-Lone Tree-Trenton Trend (+45 MM oz). Map also indicates gold trends, gold deposits, +10 MM oz districts and proposed exploration headquarters.]

                                  [Slide 68]

Newmont
Winnemucca AOI Folios


-  1:6,000 Mine Area Folios
   1:24,000 Regional Folios

[Diagram indicating Twin Creeks-Lone Tree-Trenton Trend and Cortez-Pipeline-Battle Mtn. trend. Map indicates Vista, Mega Pit, Lone Tree, Valmy, North Peak, Trenton Canyon and Battle Mtn.]

                                  [Slide 69]

Newmont
Strategic Exploration & Development Plan

 Area                   Time (yrs.)   $/Year (MM)    Ounces (MM)

 Development Targets

   Twin Creeks-Lone         1-5           $10        1-1.5/year
   Tree-Trenton
   Deposits

 Exploration Targets*
 Priority 1

   Twin Creeks-Lone       0.5-2.5         $5.0           3-4
   Tree-Trenton
   District
   SE Cortez-Pipeline       1-3           2.5            2-3
   District

 Priority 2

   Twin Creeks -            2-4           2.0           1.5-2
   Trenton Region


 Priority 3
   Twin Creeks -            3-5           0.5          0.5-1.0
   Trenton Border

                                         $10.0        7.0-10.0


* Northern Nevada Exploration Summary: 5 years/$50 MM/7-10 MM oz = $5-$8/oz Discovered

                                  [Slide 70]

Newmont
Exploration Synergies (MM$)

1998 Exploration Budget
     Newmont                        76
     Santa Fe*                      33
                                   109
Synergies                          -30
     (Reduction, deferral and            79
     termination of selected
     Newmont and Santa Fe
     domestic and foreign
     programs)

1998 Development Budget
(Capitalized)                           25
Total                                   $104MM



*  Budget Projected From 1996

                                  [Slide 71]

Newmont
Newmont and Santa Fe:  Exploration and Production Statistics

1998 Combined Production      3.8 MM oz
1998 Reserve Depletion
(@75% Recovery)               5.07 MM oz
Exploration $/oz
Reserve Depletion             $15.60
Exploration + Development
$/oz Reserve Depletion        $20.50

           INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS
                AND EMPLOYEES OF NEWMONT MINING CORPORATION AND
               NEWMONT GOLD COMPANY AND OTHER REPRESENTATIVES OF
                NEWMONT MINING CORPORATION WHO MAY COMMUNICATE
              WITH SANTA FE PACIFIC GOLD CORPORATION SHAREHOLDERS


   The following is information concerning the directors, executive officers and employees of Newmont Mining Corporation ("Newmont Mining") and Newmont Gold Company ("Newmont Gold") and other representatives of Newmont Mining who may communicate with Santa Fe Pacific Gold Corporation ("Santa Fe") shareholders with respect to (i) the planned merger of Homestake Mining Company ("Homestake") with Santa Fe pursuant to which Santa Fe will become a wholly-owned subsidiary of Homestake and each outstanding share of Santa Fe common stock, $0.01 par value (each a "Santa Fe Share" and collectively the "Santa Fe Shares"), will be converted into the right to receive 1.115 shares of Homestake common stock, $1.00 par value, and (ii) Newmont Mining's intention to commence an offer, as described in and subject to terms and conditions set forth in the Preliminary Prospectus dated January 7, 1997 contained in the Registration Statement on Form S-4 of Newmont Mining (Registration No. 333-19335), to exchange each outstanding Santa Fe Share for
0.40 of a share of Newmont Mining common stock, $1.60 par value (the "Offer").

   Newmont Mining's proposed offer has not been commenced. The Offer, if commenced, will expire on the 20th business day after such commencement, unless and until Newmont Mining extends the period of time for which the Offer will be open. Any such extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. It is Newmont Mining's current intention to extend the Offer, if commenced, until all conditions thereto have been either satisfied or waived.

   Newmont Mining's principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203. Santa Fe's principal executive offices are located at 6200 Uptown Boulevard NE, Suite 400, Albuquerque, New Mexico 87110.

                  DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES
                  OF NEWMONT MINING AND NEWMONT GOLD WHO MAY
                    COMMUNICATE WITH SANTA FE SHAREHOLDERS


      NAME AND PRINCIPAL         PRESENT OFFICE OR OTHER
     BUSINESS ADDRESS<F1>        PRINCIPAL OCCUPATION OR
                                       EMPLOYMENT

 Rudolph I.J. Agnew  . . . .  Director; Chairman of World
  7, Eccleston Street         Conservation Monitoring
  Belgravia, London SW1W 9LX  Centre
  England
 J.P. Bolduc . . . . . . . .  Director; Chairman and
  JPB Enterprises, Inc.       Chief Executive Officer of
  8808 Centre Park Drive      JPB Enterprises, Inc.
  #204
  Columbia, Maryland  21045

 Ronald C. Cambre  . . . . .  Director; Chairman,
                              President and Chief
                              Executive Officer

 Joseph P. Flannery  . . . .  Chairman, President and
  Uniroyal Holding, Inc.      Chief Executive Officer of
  70 Great Hill Road          Uniroyal Holding, Inc.
  Naugatuck, Connecticut
  06770
 Leo I. Higdon, Jr.  . . . .  Director; Dean and Charles
  Darden Graduate School of   C. Abbott Professor of the
  Business                    Darden Graduate School of
  University of Virginia      Business Administration at
  Massie Road Extended        the University of Virginia
  Charlottesville, Virginia
  22903

 Thomas A. Holmes  . . . . .  Director; Retired Chairman
  Ingersoll-Rand Company      and Chief Executive Officer
  200 Chestnut Ridge Road     of Ingersoll-Rand Company
  Woodcliff Lake, New Jersey
  07675
 Robin A. Plumbridge . . . .  Director; Chairman of Gold
  Gold Fields of South        Fields of South Africa
  Africa Limited              Limited
  P.O. Box 61525
  Marshalltown  2107
  Republic of South Africa

 Moeen A. Qureshi  . . . . .  Director; Chairman of
  Emerging Markets            Emerging Markets
  Corporation                 Corporation
  2001 Pennsylvania Ave.,
  #1100
  Washington, D.C.  20006

 Michael K. Reilly            Director; Chairman of
  Zeigler Coal Holding        Zeigler Coal Holding
  Company                     Company
  50 Jerome Lane
  Fairview Heights, Illinois
  62208
 William I.M. Turner, Jr.  .  Director; Chairman and
  EXSULTATE INC.              Chief Executive Officer of
  1981 McGill College Avenue  EXSULTATE INC.
  Suite 575
  Montreal, Quebec H3A 2X1
  Canada

 Robert H. Quenon<F2>  . . .  Director, Mining Consultant
  7800 Forsyth Blvd. (6th
  Floor)
  St. Louis, MO  63105

 James V. Taranik<F2>  . . .  Director, President of
  Desert Research Institute   Desert Research Institute,
  7010 Dandini Blvd.          University and Community
  Reno, NV  89512             College System of Nevada
 Wayne W. Murdy  . . . . . .  Executive Vice President
                              and Chief Financial Officer

 John A.S. Dow . . . . . . .  Senior Vice President,
                              Exploration
 Lawrence T. Kurlander . . .  Senior Vice President,
                              Administration

 Gary E. Farmar  . . . . . .  Vice President and
                              Controller

 Patricia A. Flanagan  . . .  Vice President, Treasurer
                              and Assistant Secretary

 Joy E. Hansen . . . . . . .  Vice President and General
                              Counsel

 Donald G. Karras  . . . . .  Vice President, Taxes
 Timothy J. Schmitt  . . . .  Vice President, Secretary
                              and Assistant General
                              Counsel

 W. Durand Eppler<F2>  . . .  Vice President, Business
                              Development and Planning

 Jack H. Morris<F2>  . . . .  Vice President, Corporate
                              Relations
 W. James Mullin<F2> . . . .  Vice President, North
                              American Operations

 Jeffrey R. Huspeni<F2>  . .  Director of Mine Geology
 David Francisco<F2> . . . .  Vice President,
                              International Operations

 Thomas Conway<F2> . . . . .  General Manager

 Dave Groves<F2> . . . . . .  Regional Exploration
                              Manager
 Thomas Enos<F2> . . . . . .  General Manager

<F1> Unless otherwise indicated, the principal business address of each director, executive officer and employee is Newmont Mining Corporation, 1700 Lincoln Street, Denver, Colorado 80203.
<F2> Director, officer or employee of Newmont Gold only.

     On December 31, 1996, Midtown One Corp., an indirect subsidiary of Newmont Mining, acquired 200 Santa Fe Shares at a price of $17.50 per Santa Fe Share in a privately negotiated transaction with Mr. and Mrs. David H. Francisco. Mr. Francisco is Vice President, International Operations, of Newmont Gold. On January 6, 1997, Midtown One Corp. acquired an additional 4,600 Santa Fe Shares at a price of $17.50 per Santa Fe Share in a privately negotiated transaction with Mr. and Mrs. Francisco. In addition, Mr. Francisco may be deemed to own 480 Santa Fe Shares held by his wife in a retirement account.

     In October, 1996, Santa Fe and Newmont Mining entered into a confidentiality agreement, pursuant to which and in contemplation of a potential transaction between Santa Fe and Newmont Mining, each party provided the other with certain confidential information.

     Newmont Gold leases from Santa Fe certain properties in Eureka County, Nevada pursuant to a Lease of Mining Rights dated November 1, 1977, as amended (the "Lease Agreement"). The Lease Agreement grants to Newmont Gold the exclusive right to mine the nonferrous metals located on the land covered by the Lease Agreement. In addition, Carlin Gold Mining Company (predecessor to Newmont Gold), Southern Pacific Land Company (predecessor to Santa Fe) and certain other individuals have entered into an Agreement for Unitization of Ore Reserves dated as of January 18, 1982 (the "Unitization Agreement"), which provides for unitization of certain of the properties leased pursuant to the Lease Agreement. Pursuant to the terms of both the Lease Agreement and the Unitization Agreement, Newmont Gold is required to pay Santa Fe royalty payments based upon net smelter returns on ores and concentrates sent to smelter or the gross sales price of any gold or silver bullion produced and sold from Newmont Gold's mills. In 1995, the aggregate amount of such royalty payments was approximately $4 million. The Lease Agreement is renewable annually but will otherwise terminate on November 1, 2002. The Unitization Agreement will remain in effect until Newmont Gold determines that all gold ores located on the properties covered by the Unitization Agreement are mined. In addition, Newmont Gold also leases from an affiliate of Santa Fe certain other properties in Eureka County, Nevada pursuant to a Minerals Sublease dated April 1, 1991 (the "Mineral Sublease"). The Mineral Sublease grants to Newmont Gold the right to explore, develop, mine, recover and process minerals located on the land covered by the Mineral Sublease. Pursuant to the terms of the Mineral Sublease, Newmont Gold is required to pay Santa Fe's affiliate at least $12,800 per year plus an annual royalty of 5% of net returns of minerals mined and removed. To date, there has been no production on the property which is the subject of the Mineral Sublease. The Mineral Sublease expires on the later to occur of April 1, 2001 and the date on which minerals cease being produced in commercial quantities.

     Effective April 15, 1996, Newmont Exploration Limited ("Newmont Exploration"), a wholly-owned subsidiary of Newmont Gold, entered into an Exploration, Development and Mining Operations Agreement with Santa Fe (the "Exploration Agreement"), pursuant to which the two parties agreed to enter into a joint venture (the "Joint Venture") in order to jointly explore and evaluate the possible development of certain properties located at Mary's Mountain in Eureka County, Nevada. As an initial contribution to the Joint Venture, Newmont Exploration agreed to lease to the Joint Venture 145 unpatented claims and Santa Fe agreed to lease to the Joint Venture five fee sections owned by it and to sublease to the Joint Venture one fee section leased by it. Newmont Exploration also agreed to spend an aggregate of $2,000,000 during the first six years of the effectiveness of the Exploration Agreement. Each party has a 50% interest in the Joint Venture. Newmont Exploration is manager of the Joint Venture. Newmont Exploration may withdraw from the Exploration Agreement prior to the completion of its contribution, subject to its obligation to complete the expenditure of the first $40,000 of exploration expenditures (which obligation it has already met). Each party has the right to withdraw after its contribution, but in the event that it does, it will have no further interest in the Assets (as defined therein) of the Joint Venture. Unless earlier terminated pursuant to its terms, the

Exploration Agreement will remain in effect until August 2, 2012 and for so long thereafter as the properties are jointly owned pursuant to the Exploration Agreement.

     From time to time Newmont Exploration has entered into confidentiality agreements with third parties, including Santa Fe, covering the exchange of data relating to mining exploration potential. Such agreements customarily have a term of one to two years.

                OTHER REPRESENTATIVES OF NEWMONT MINING WHO MAY
                    COMMUNICATE WITH SANTA FE SHAREHOLDERS

    NAME AND PRINCIPAL         PRESENT OFFICE OR OTHER
   BUSINESS ADDRESS<F1>        PRINCIPAL OCCUPATION OR
                                     EMPLOYMENT

 Peter D. Brundage . . .   Managing Director, Goldman,
  Goldman, Sachs & Co.     Sachs & Co.
  100 Crescent Court,
  Suite 1000
  Dallas, Texas  75201
 Robert P. Fisher  . . .   Managing Director, Goldman,
                           Sachs & Co.

 Steven M. Heller  . . .   Managing Director, Goldman,
                           Sachs & Co.

 Lance G. Gilliland  . .   Associate, Goldman, Sachs & Co.
 Gregory A. Gonsalves  .   Associate, Goldman, Sachs & Co.

 Sean J. Glodek  . . . .   Analyst, Goldman, Sachs & Co.

<F1> Unless otherwise indicated, the principal business address of each representative of Goldman, Sachs & Co. is Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.

     Pursuant to a letter agreement dated October 24, 1996 (the "Letter Agreement"), Goldman, Sachs & Co. ("Goldman Sachs") is providing certain financial advisory services to Newmont Mining in connection with the Offer. Under the Letter Agreement, Newmont Mining has agreed to pay Goldman Sachs for its financial advisory services (including its services as Dealer Manager) in connection with the Offer (i) a minimum fee of $200,000 upon execution of the Letter Agreement (the "Minimum Fee"), (ii) a transaction fee of 0.40% of the aggregate consideration paid in an acquisition, if more than 50% of the Santa Fe Shares or more than 50% of the assets of Santa Fe are acquired (less fees already paid, provided, however, the Minimum Fee shall not be so credited if such fee was paid more than one year prior to the consummation of the transaction), and (iii) a mutually acceptable fee of no less than 0.40% of the aggregate consideration paid in an acquisition, if less than 50% of the Santa Fe Shares or less than 50% of the assets of Santa Fe are acquired.

     If Newmont Mining enters into an agreement to acquire Santa Fe (the "Agreement") and Newmont Mining receives a payment on account of the termination of the Agreement, Newmont Mining shall pay Goldman Sachs a fee of 15% of such payment (less reasonable legal expenses and out-of-pocket expenses incurred by Newmont Mining). Newmont Mining has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with its engagement, and has agreed to indemnify each of Goldman Sachs and certain related persons and entities against certain liabilities and expenses in connection with Goldman Sachs' engagement, including certain liabilities under the federal securities laws. Goldman Sachs will not receive any fee for or in connection with the communication with Santa Fe shareholders by its employees apart from the fees it is otherwise entitled to receive as described above.

     In addition to the fees to be received by Goldman Sachs in connection with its engagement as financial advisor to Newmont Mining, Goldman Sachs has in the past rendered and is expected to continue to render various investment banking and financial advisory services for Newmont Mining for which it has
received customary compensation.   Goldman Sachs also has in the past rendered
various investment banking and financial advisory services for Santa Fe for which it has received customary compensation.

     Goldman Sachs engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the ordinary course of its business, Goldman Sachs may actively trade the equity and debt securities of Santa Fe for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of February 27, 1997, Goldman Sachs held a net long position of approximately 61,703 Santa Fe Shares. Goldman Sachs does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, by the Securities and Exchange Commission or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs.